EXHIBIT 10.1

EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT (Extension Agreement’ or ‘Agreement’) is agreed this 27th day of October, 2015 by, between and among Bion Environmental Technologies, Inc. (‘Bion’) (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the ‘Bion Companies’) and Mark A. Smith (‘MAS’).

WHEREAS MAS has provided the services to the Bion Companies continually since 2003 (and for most periods since 1992) and most recently pursuant to the agreement of February 3, 2015 which runs through December 31, 2015 and contains an option for Bion to extend the term for an additional six (6) months through June 30, 2015 (collectively, ‘Existing Agreement’);

AND WHEREAS Bion wishes to have MAS continue to provide services to the Bion Companies after December 31, 2015 and MAS is willing to continue to provide such services upon the terms and conditions set forth in this Agreement:

NOW THEREFORE, in consideration of the mutual covenants and conditions and performances hereinafter set forth, the Bion Companies and MAS do hereby agree as set forth below upon the terms and conditions set forth in the following paragraphs:

1)

Pursuant to the terms of the Existing Agreement and this Extension Agreement, MAS shall continue to hold the positions of Director, Executive Chairman, President and General Counsel of Bion and each of its subsidiaries through a date no later than June 30, 2016 (‘Term’), with the proviso that Bion will seek to hire personnel to replace MAS on or before April 30, 2016  (with MAS then becoming a consultant to the Bion Companies following a transition period after such hiring(s) for the balance of the Term).

2)

Bion shall compensate MAS as follows:

a)

Monthly cash compensation of $19,000 per month commencing January 2016 shall be paid to MAS in cash, if available,  which cash compensation shall continue to be deferred until the  the Board of Directors of Bion elects to resume cash payments;

b)

MAS shall be reimbursed on a monthly basis for his expenses;

c)

Until Bion resumes cash payment of MAS's compensation, such sums shall be, accrued and treated as set forth at Attachment A hereto;

d)

Bion hereby issues/grants to MAS options to purchase 100,000 shares of Bion's common stock at a price of $.92 per share until December 31, 2020 pursuant to the Company’s 2006 Consolidated Incentive Plan (‘Plan’), as amended ('Options');

e)

Bion hereby grants MAS (pursuant to the Plan)  75,000 shares of common stock as an extension bonus, which bonus shares shall be immediately vested and shall be issued on January 5, 2016;

f)

Bion shall periodically (but not less than annually) evaluate MAS' performance for bonus purposes with a goal of declaring cash bonuses of 1/3 (or more) plus other items.

3)

Bion shall have the option to extend MAS’s services for up to six (6) months (through December 31, 2016) by written notice prior to May 15, 2016 with MAS’s compensation (cash/accruals/option grants/etc.) for such additional extension period to be the same as for the six (6) month extension period through June 30, 2016 as set forth at paragraph 2 above except that the new stock bonus shares shall be issued and delivered on January 5, 2017.

4)

The terms of this Extension Agreement control all matters covered hereby; provided, however, Bion acknowledges that any terms of the Existing Agreement not inconsistent with the items set forth matters set forth herein shall inure to the benefit of MAS and remain in full force and effect as if repeated in full herein. However,

5)

Miscellaneous:

a)

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by Merger, consolidation, liquidation, purchase of assets or otherwise, all or  substantially all of a party's equity or assets and business.

b)

It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceeding connected herewith be construed in accordance with and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

c)

Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

d)

Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

e)

In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

f)

This Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect.  This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Bion Environmental Technologies, Inc.

By: /s/ Dominic Bassani

      Dominic Bassani, CEO

/s/ Mark A. Smith

Mark A. Smith, Individually

ATTACHMENT “A”

TERMS OF COMPENSATION

1 - MAS’s monthly compensation of $19,000.00 (‘Monthly Comp’) shall accrue and be treated as set forth below.

2 - To the extent that an accrued/deferred balance of Monthly Comp exists which  has not been converted or paid as set forth below (‘Deferred Comp’),  interest will accrue at a simple rate of 4%.

3 - MAS shall have the right  to convert Monthly Comp and/or Deferred Comp into the common stock of Bion ( issued under and pursuant to the terms of Bion’s 2006 Consolidated Incentive Plan, as amended (‘Plan’) and Bion’s currently effective Form S-8 registration statement (‘Registration Statement’)) at one time a sum no greater than  Monthly Comp plus, subject to written approval and/or waiver of the volume limitation by Bion,  the higherer of:  i) 30% of Deferred Comp or ii) three  times Monthly Comp, on the following terms and conditions:

a)

Notification of election to convert shall be delivered to Bion by MAS during the first five calendar days of month to convert Monthly Comp for the  proceeding month plus any additional amount elected by MAS (subject to the limitations set forth above);

b)

Conversion formula: the price of conversion shall be the average closing price for Bion’s common stock for the last 10 trading days of the immediately preceeding month (in the event that there was no trade on a given day, the closing bid price shall be treated as the closing price on that day);

c)

Conversion may only be made on a date when Bion has made all of its    required periodic reports to the US Securities & Exchange Commision (‘SEC Reports’) and the Registration Statement is effective; but further provided, that if the Registration Statement has not been effective for a period of time, no conversion may be made without Bion’s written consent until the Registration Statement has been effective for at least 60 calendar days.

4 - Bion cash payment option:

a)

Bion may at any time elect to pay all or part of the Monthly Comp and/or Deferred Comp by notification to MAS by e-mail of its intent to pay in cash within 30 days;

b)

Upon receipt of such notification, MAS’ right to elect conversion terminates as to the sum set forth in the notification from Bion.